Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Rumble Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
	Equity	Class A Common Stock, par value $0.0001 per share	457(o)	—	—	$300,000,000	$0.0001531	$45,930
Fees to Be Paid	Other	Preferred Stock, par value $0.0001 per share	457(o)	—	—	—	—	—
	Other	Debt Securities	457(o)	—	—	—	—	—
	Other	Warrants	457(o)	—	—	—	—	—
	Other	Subscription Rights	457(o)	—	—	—	—	—
	Other	Units	457(o)	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$300,000,000	$0.0001531	$45,930
	Total Fees Previously Paid				—			—
	Total Fee Offsets				—			—
	Net Fee Due				—			$45,930

(1)	There are being registered under this registration statement such indeterminate number of common shares, preferred stock, debt securities, warrants, subscription rights and units of Rumble Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed US$300,000,000. Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common stock, preferred stock, debt securities, warrants, subscription rights and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee amount pursuant to Rule 457(o) under the Securities Act. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.